UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 26, 2017

Esquire Financial Holdings, Inc.

(Exact name of the registrant as specified in its charter)

Maryland	001-38131	27-5107901
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Jericho Quadrangle, Suite 100
Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

(516) 535-2002

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement

On June 26, 2017, Esquire Financial Holdings, Inc. (the “Company”) and its wholly-owned subsidiary, Esquire Bank, National Association, entered into an Underwriting Agreement (the “Agreement”) with Sandler O’Neill & Partners, L.P., pursuant to which the Company agreed to issue and sell 1,800,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), and the selling stockholders agreed to sell 563,873 shares of Common Stock owned by them, at a public offering price of $14.00 per share, in an underwritten public offering (the “Offering”). The Company granted Sandler O’Neill & Partners, L.P. a 30-day option to purchase up to 354,580 additional shares of Common Stock from the Company.

The Agreement contains customary representations, warranties and covenants that are valid as between the parties and as of the date of entering into such Agreement, and are not factual information to investors about the Company.

In connection with the Offering, the Company and each of the Company’s directors and executive officers, the selling stockholders and certain of the Company’s stockholders have entered into 180-day “lock-up” agreements with respect to the sale of shares of common stock, subject to customary exceptions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

Item 8.01	Other Events

On June 27, 2017, the Company issued a press release announcing that it had priced it underwritten public offering of 2,363,873 shares of common stock, which includes 563,873 shares to be sold on behalf of the selling stockholders, at a price of $14.00 per share. The offering was expected to result in gross proceeds to the Company of approximately $25.2 million. The net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses, were expected to be approximately $21.9 million. The Company will not receive any proceeds from the sale of shares by the selling stockholders. A copy of the Company’s press release dated June 27, 2017 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On June 30, 2017, the Company issued a press release announcing that it had completed its previously announced public offering of common stock. The Company sold 1,800,000 shares and selling stockholders sold 563,873 shares of Company common stock in the offering. The net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses, were approximately $21.9 million. The Company did not receive any proceeds from the sale of shares by the selling stockholders. A copy of the Company’s press release dated June 30, 2017 is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of June 26, 2017, by and among Esquire Financial Holdings, Inc., Esquire Bank, National Association, the selling stockholders named therein and Sandler O’Neill & Partners, L.P.

99.1	Press Release dated June 27, 2017.

99.2	Press Release dated June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ESQUIRE FINANCIAL HOLDINGS, INC.

Dated: June 30, 2017	By:	/s/ Andrew C. Sagliocca
Andrew C. Sagliocca
President and Chief Executive Officer